Exhibit 5



                     MAYOR, DAY, CALDWELL & KEETON, L.L.P.
                               700 LOUISIANA, SUITE 1900
                               HOUSTON, TEXAS  77002-2778
                                     (713)225-7000
                               TELECOPIER (713)225-7047

                                     May 3, 1994


Oshman's Sporting Goods, Inc.
2302 Maxwell Lane
Houston, Texas  77023

Dear Sirs:

     We have acted as counsel for Oshman's Sporting Goods, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering of up to 100,000 shares of Common Stock, $1.00 par value (the "Common Stock"), of the Company pursuant to the Company's 1993 Non-Employee Director Stock Option
Plan (the "Plan").

     In connection therewith, we have examined among other things, the Certificate of Incorporation and the Bylaws of the Company, and the relevant corporate proceedings with respect to the registration on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Common Stock under the Securities Act of 1933, as amended (the "Registration Statement").

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued by the Company, when issued in accordance with the Plan, subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and to compliance with applicable Blue Sky laws, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under "Legal Opinion" in the Prospectus forming a part of the Registration Statement.


                              Very truly yours,

                              MAYOR, DAY, CALDWELL & KEETON, L.L.P.